Exhibit 99.1

NORTHSTAR HEALTHCARE INCOME
Amended Share Repurchase Program
Effective October 29, 2018

Our share repurchase program provides an opportunity for our stockholders to have their shares of common stock repurchased by us, without fees, in limited circumstances subject to certain restrictions. Beginning with repurchases made on a repurchase date (as defined below) occurring in the calendar quarter ending December 31, 2018 and thereafter, we will only repurchase shares in connection with a death or “qualifying disability” of a stockholder. Repurchase requests must be made within two years of the death or “qualifying disability” of a stockholder and will be repurchased at a price equal to the lesser of the price paid for the shares, as adjusted for any stock dividends, combinations, splits, recapitalizations or any similar transaction with respect to the shares of common stock, or the most recently published estimated net asset value per share of our common stock. However, at any time that we are engaged in a primary offering of our shares, the repurchase price for our shares will not exceed the primary offering price. We intend to publish an updated estimated net asset value per share of our common stock on an annual basis. A “qualifying disability” is a disability as such term is defined in Section 72(m)(7) of the Internal Revenue Code that arises after the purchase of the shares requested to be repurchased.

If we have sold property and have made one or more special distributions to our stockholders of all or a portion of the net proceeds from such sale, the per share repurchase price will be reduced by the net sale proceeds per share distributed to investors prior to the repurchase date.

Repurchases of shares of our common stock will be made quarterly upon written request to us at least 15 days prior to the end of the applicable quarter. Repurchase requests will be honored approximately 30 days following the end of the applicable quarter, which we refer to as the repurchase date. Stockholders may withdraw their repurchase request at any time up to three business days prior to the repurchase date.

We cannot guarantee that the funds set aside for our share repurchase program will be sufficient to accommodate all requests made in any quarter. In the event that we do not have sufficient cash available to repurchase all of the shares of our common stock for which repurchase requests have been submitted in any quarter, we plan to repurchase all shares of our common stock on a pro rata basis on the repurchase date. In addition, if we repurchase less than all of the shares subject to a repurchase request in any quarter, with respect to any unredeemed shares, we will seek to honor your request in a future quarter, if possible, when such repurchases can be made pursuant to the limitations of the share repurchase program when sufficient funds are available, unless you withdraw your request for repurchase. Such pending requests will be honored on a pro rata basis.

We are not obligated to repurchase shares of our common stock under our share repurchase program. For repurchases made in respect of repurchase requests in calendar year 2018 and thereafter, we presently intend to limit the number of shares to be repurchased to the lesser of: (i) 5% of the weighted average number of shares of our common stock outstanding during the prior calendar year, less the number of shares repurchased to date during the current calendar year and (ii) repurchases that can be funded from the net proceeds received to date in the calendar quarter such repurchase requests were made from the sale of shares under our DRP. There is no fee in connection with a repurchase of shares of our common stock.

To the extent that the aggregate proceeds received from the sale of shares pursuant to our DRP are not sufficient to fund repurchase requests as outlined above, our board of directors may, in its sole discretion, choose to use other sources of funds to repurchase shares of our common stock. Such sources of funds could include cash on hand, cash available from borrowings and cash from liquidations of investments as of the end of the applicable month, to the extent that such funds are not otherwise dedicated to a particular use, such as working capital, cash distributions to stockholders or purchases of real estate assets.

Our share repurchase program only provides stockholders a limited ability to have shares repurchased for cash until a secondary market develops for our shares or until our shares are listed on a national securities exchange or included for quotation in a national securities market, at which time our share repurchase program would terminate. No such market presently exists nor are the shares currently listed on an exchange, and we cannot assure you that any market for our shares will ever develop or that we will list the shares on a national securities exchange. Shares repurchased under our share repurchase program will become unissued shares and will not be resold unless such sales are made pursuant to transactions that are registered or exempt from registration under applicable securities laws.

In addition, our board of directors may, in its sole discretion, amend, suspend, or terminate our share repurchase program at any time, provided that any amendment that adversely affects the rights or obligations of a participant (as determined in the sole discretion of our board of directors) will only take effect upon ten days’ prior written notice to stockholders, except that changes in the number of shares that can be repurchased during any calendar year will take effect only upon ten business days’ prior written notice. Therefore, you may not have the opportunity to make a repurchase request prior to any potential termination of our share repurchase program.

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